Exhibit 10.25

Executive Committee Incentive Plan – 2007*

Establishing the Bonus Pool

The overall bonus pool for executive committee members will be determined based upon overall financial performance of the firm. Specifically, if the firm makes its annual Contract Value target and sets up 20% growth for the following year, the bonus pool will be funded at 75% of the aggregate base salaries of all executive committee members. If the firm either out-performs or underperforms its targets, the bonus pool and corresponding pay-outs will be adjusted accordingly. Specifically, for example, if the overall bonus pool is funded at 60%, then the commensurate individual pay-out for a letter grade of ‘A’ would be 60%.

Determining Individual Bonus Pay-outs

At the end of the performance period (calendar year), the CEO reviews each Executive Committee member’s self assessment, upward feedback obtained from direct reports, and peer feedback from colleagues. Prior to the February meeting of the Compensation Committee, the CEO assesses overall performance of each Executive Committee member. Individual performance will be measured based upon:

i.	performance against agreed-upon objectives in the dimensions of Financial, Talent Management/Organization Development, and Business Strategy & Operations. Examples of key metrics to be included in these areas include contract value growth rate, staff development and retention goals, and performance against budget targets.

ii.	scope and impact of the business area/function managed

iii.	degree of difficulty or ‘stretch’ in the objectives undertaken

iv.	‘above and beyond’ contribution to the firm’s success, i.e., areas that are outside stated MBOs, but that are essential to an executive committee-level role, including significant innovation in a product or service line, new business development/product creation, etc.

The CEO then assigns an overall letter grade to the Executive’s performance. The table below serves as a guideline in determining the final amount of the bonus pay-out for each individual, based upon the assigned letter grade and Compensation Committee input. Additionally, the total pool amount will not be exceeded.

Letter Grade	Payout
A	75%
A-	65%
B+	55%
B	50%
B-	40%
C+	25%
C	15%
C-	10%

*This plan does not apply to the CEO, who is administered under the 2007 CEO Incentive Plan